Exhibit 1.3

(Translation)

REGULATIONS OF

THE BOARD OF CORPORATE AUDITORS

ADVANTEST CORPORATION

(TRANSLATION)

REGULATIONS OF

THE BOARD OF CORPORATE AUDITORS

OF

ADVANTEST CORPORATION

(Kabushiki Kaisha Advantest)

Article 1.    (General Rule)

Unless otherwise provided by laws or ordinances or the Articles of Incorporation, matters concerning the Board of Corporate Auditors of the Corporation shall be governed by these Regulations.

Article 2.    (Organization)

The Board of Corporate Auditors shall consist of all corporate auditors.

Article 3.    (Purpose)

The Board of Corporate Auditors shall receive reports, deliberate or make resolutions on important matters pertaining to auditing by corporate auditors; provided, however, that it shall not interfere with the execution by each of the corporate auditors of his or her powers and duties.

Article 4.    (Holding of Meetings)

Meetings of the Board of Corporate Auditors shall be held at least once in every three (3) months; provided, however, that a meeting may be held from time to time whenever necessary.

Article 5.    (Person who Convenes Meetings and Chairperson)

1.	The Board of Corporate Auditors may designate in advance a corporate auditor who shall convene meetings of the Board of Corporate Auditors; provided, however, that other corporate auditors shall not be prevented from convening the meetings.

2.	The corporate auditor who has convened a meeting of the Board of Corporate Auditors pursuant to the immediately preceding paragraph shall act as chairperson at the meeting.

Article 6.    (Convocation Procedures)

1.	Notice of a meeting of the Board of Corporate Auditors shall be sent to each corporate auditor in writing at least three (3) days prior to the date set for the meeting; provided, however, that in case of urgency, such period may be shortened and a meeting may be convened by word of mouth.

2.	With the consent of all corporate auditors, a meeting of the Board of Corporate Auditors may be held without the convocation procedures.

Article 7.    (Method of Adopting Resolutions)

1.	Resolutions of the Board of Corporate Auditors shall be to determine the matters which require the agreement of corporate auditors. In such case, except for the resolution relating to the removal set forth in Paragraph 2, Article 13 and the consent of the Board of Corporate Auditors set forth in Article 13-3, resolutions of the Board of Corporate Auditors shall be adopted by a majority of all corporate auditors.

2.	In adopting resolutions by the Board of Corporate Auditors, discussions based upon the sufficient materials shall be required to be made.

Article 8.    (Resolutions on Audit Policy, etc.)

1.	The policy, plan and method of audit, the assigning of audit work and budgets of expenses for audit, etc. shall be deliberated at and determined by resolutions of meetings of the Board of Corporate Auditors at the commencement of audit.

2.	In addition to the immediately preceding paragraph, matters which any corporate auditor deems necessary in order to execute his or her duty may be determined by resolutions of a meeting of the Board of Corporate Auditors.

Article 9.    (Report by Corporate Auditors to the Board of Corporate Auditors)

1.	Each corporate auditor shall report on the status of execution of his or her duty to the Board of Corporate Auditors from time to time, and at any time upon request by the Board of Corporate Auditors.

2.	Any corporate auditor who has received a report from an accountant auditor, a director or any other person shall report the same to the Board of Corporate Auditors.

Article 10.    (Hearing Reports from the Accountant Auditor, Directors or Other Persons)

Corporate auditors may hear reports from the accountant auditor, directors or other persons at meetings of the Board of Corporate Auditors whenever necessary.

Article 11.    (Measures to be Taken in the Event of Hearing Special Reports)

1.	In case a director reports to the Board of Corporate Auditors that the director has found a fact which might cause material damage to the Corporation, the Board of Corporate Auditors shall deliberate whether investigation thereof is necessary or not.

2.	In case the accountant auditor reports to the Board of Corporate Auditors that the accountant auditor has found malpractice or material violation of laws or ordinances or the Articles of Incorporation by a director in connection with the execution of the director’s duties, the provision of the immediately preceding paragraph shall apply thereto.

Article 12.    (Preparation of Audit Report)

1.	The Board of Corporate Auditors shall receive balance sheets, statements of income, business reports, proposals for distribution of profit and their supplementary statements with respect to each fiscal year from the directors and the audit report from the accountant auditor. The corporate auditors who shall receive these documents may be standing corporate auditors.

2.	The Board of Corporate Auditors shall prepare an audit report upon deliberation after being reported by the corporate auditors on the matters to be stated in the audit report and other matters.

3.	If any corporate auditor expresses a different opinion, such opinion shall be affixed to the audit report.

4.	Each corporate auditor shall affix his or her signature and seal or electronic signature to the audit report. Standing corporate auditors shall state or record therein that they are standing corporate auditors.

Article 13.    (Resolutions relating to the Appointment, Non-reappointment, Removal of the Accountant Auditor)

1.	The following matters pertaining to the appointment, non-reappointment or removal of the accountant auditor shall be determined by resolutions of the Board of Corporate Auditors:

	Consent to the agenda concerning the appointment, non-reappointment or removal of the accountant auditor which agenda is to be submitted to the general meeting of shareholders;

‚	Request for making the matters pertaining to the appointment, non-reappointment or removal of the accountant auditor as agenda of the general meeting of shareholders;

ƒ	Request for submitting a proposal relating to the appointment of the accountant auditor to the general meeting of shareholders; and

„	Appointment of those who shall perform temporarily duties of the accountant auditor when a vacancy occurs.

2.	In case the Board of Corporate Auditors shall remove the accountant auditor based upon a reason for removal provided by statute, a resolution of the Board of Corporate Auditors for such removal shall be adopted unanimously. In such a case, the corporate auditor designated by the Board of Corporate Auditors shall explain such removal and the reason therefor at the general meeting of shareholders held immediately after such removal.

Article 13-2.    (Right to Give Consent or Submit a Proposal relating to the Appointment of Corporate Auditors)

The following matters relating to the appointment of a corporate auditor shall be made subject to a resolution of the Board of Corporate Auditors:

	Consent to a proposal concerning the appointment of a corporate auditor to be submitted to the general meeting of shareholders;

‚	Request for making an item concerning the appointment of a corporate auditor as an agenda of the general meeting of shareholders; and

ƒ	Request for submitting a proposal concerning the appointment of a corporate auditor to the general meeting of shareholders.

Article 13-3.    (Consent of the Board of Corporate Auditors relating to Immunity of Liabilities of Directors)

Consent of the Board of Corporate Auditors to the following matters shall be resolved at a meeting of the Board of Corporate Auditors by unanimous approval:

	Submission of an agenda concerning the immunity of liabilities of directors to the general meeting of shareholders;

‚	Amendment to the Articles of Incorporation which allows the immunity of liabilities of directors by a resolution of the Board of Directors;

ƒ	Submission of a proposal concerning the immunity of liabilities of directors pursuant to the provisions of the Articles of Incorporation to the Board of Directors;

„	Amendment to the Articles of Incorporation which enables the execution of an agreement with an independent auditor concerning the limitation of his/her liabilities; and

…	Participation of the Company in a litigation to support a director.

Article 14.    (Deliberation pertaining to the Execution of Powers of Corporate Auditors)

In case corporate auditors shall exercise their powers or duties pertaining to the following matters, they may deliberate such matters at a meeting of the Board of Corporate Auditors in advance:

	Answers to the questions directed to corporate auditors in writing by shareholders prior to a general meeting of shareholders;

‚	Report to the Board of Directors and request for convocation of a meeting of the Board of Directors and other matters relating to the Board of Directors;

ƒ	Report of opinions concerning agenda and documents and others to be presented to a general meeting of shareholders;

„	Application for an injunction against acts of directors;

…	Rendering of opinions concerning appointment, removal, retirement and remuneration of corporate auditors at a general meeting of shareholders;

†	Matters pertaining to lawsuits between the Corporation and a director; and

‡	Other pertinent matters such as the institution of lawsuits.

Article 15.    (Deliberation Concerning Mutual Election of Standing Corporate Auditor(s) and Remuneration)

The Board of Corporate Auditors may deliberate the mutual election of standing corporate auditor(s) among the corporate auditors and their remuneration by unanimous agreement of all corporate auditors.

Article 16.    (Minutes)

1.	The substance of the proceedings at the meetings of the Board of Corporate Auditors and the results thereof shall be recorded in the minutes which shall bear the names and seals or electronic signatures of the corporate auditors present thereat. The handling procedures for the minutes of the meetings of the Board of Directors shall apply to the minutes of the meetings of the Board of Corporate Auditors.

2.	The minutes referred to in the immediately preceding paragraph shall be kept at the head office of the Corporation for ten (10) years.

Article 17.    (Secretariat of the Board of Corporate Auditors)

The business concerning convocation of a meeting of the Board of Corporate Auditors, preparation of minutes and other businesses concerning the operation of the Board of Corporate Auditors shall be executed by the corporate auditors’ staff.

Article 18.    (Amendment and Abolition of these Regulations)

Any amendment to, and abolition of, these Regulations shall be made by a resolution of the Board of Corporate Auditors.

SUPPLEMENTARY PROVISION

These Regulations shall come into force on August 30, 2002.

This is the end.

1.    Enacted    June 30, 1994;

2.    Amended August 30, 2002;